UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE PBSJ CORPORATION

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Notice of 2009

Annual Meeting

and

Proxy Statement

The PBSJ Corporation

5300 West Cypress Street, Suite 200, Tampa, FL 33607 (813) 282-7275

The PBSJ Corporation

5300 West Cypress Street, Suite 200

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	10:00 a.m., Eastern Standard Time, on January 24, 2009

PLACE:	Atlanta Marriott Marquis 265 Peachtree Center Parkway Atlanta, Georgia 30303

TERMS OF BUSINESS:	(1) To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

(2) To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of record of The PBSJ Corporation’s common stock at the close of business on December 15, 2008 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors

Robert J. Paulsen, Secretary Tampa, Florida December 29, 2008

Shareholders are cordially invited to attend the Annual Meeting in person. Please complete, date, sign and return the enclosed proxy, or vote over the telephone or Internet, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended September 30, 2008, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 are available at http://www.eproxy.com/pbsj/.

The PBSJ Corporation

5300 West Cypress Street, Suite 200

Tampa, Florida 33607

PROXY STATEMENT

For Annual Meeting of Shareholders

January 24, 2009

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of The PBSJ Corporation, a Florida corporation, for use at our 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on January 24, 2009, at 10:00 a.m. Eastern Standard Time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Atlanta Marriott Marquis, 265 Peachtree Center Parkway, Atlanta, Georgia 30303. In this proxy, all references to “PBSJ,” “the Company,” “we” or “us” refer to The PBSJ Corporation. This proxy statement and accompanying proxy card are being mailed on or about December 29, 2008 to all shareholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q: What is the purpose of the Annual Meeting?	A: At the Annual Meeting, shareholders will elect seven directors to serve for the ensuing year and until their successors are duly elected.

Q: Who is entitled to vote at the Annual Meeting?	A: Only holders of record of our Class A common stock at the close of business on December 15, 2008, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. No shares of our non-voting Class B common stock were outstanding on the record date. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting is adjourned or postponed.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our Class A common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: How is a quorum determined?	A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 5,806,391 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 2,903,196 votes will be required to establish a quorum.

All votes will be tabulated by Wells Fargo Shareowner Services, the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, and abstentions. Proxies received but marked as abstentions (or refusals to vote) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person, or by proxy, may adjourn the Annual Meeting to another date.

Q: How do I vote?	A: If you complete and sign the accompanying proxy card and return it to Wells Fargo Shareowner Services, or vote by telephone or via Internet, it will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may vote in person or deliver your completed proxy card in person.

Shareholders should review their proxy card for instructions for voting by telephone or Internet. Please follow the directions on your proxy card carefully. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholders. The deadline for voting by telephone or Internet is 11:59 p.m., central daylight time, on January 22, 2009.

Q: Can I revoke my proxy later?	A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (5300 West Cypress Street, Suite 200, Tampa, FL 33607);

(2) filing a properly executed proxy showing a later date in the manner provided in the proxy card; or

(3)    attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy).

         Wells Fargo Shareowner Services representatives will be present at the meeting. In order to vote at the meeting, you will need to revoke your earlier proxy, provide identification to the Wells Fargo Shareowner Services representative and receive a new ballot.

Q: How does the Board recommend I vote on the proposal?	A: Our Board recommends a vote “FOR” each of the director nominees.

Q: What happens if I abstain from voting?	A: We will count proxies marked “ABSTAIN” as shares present for the purpose of determining the presence of a quorum. For the election of directors, proxies marked “ABSTAIN” will have the same effect as votes cast “AGAINST” the director nominees.

Q: How will my shares be voted if I return a blank proxy card?	A: If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted in the manner recommended by the Board and, accordingly, we will count your proxy as a vote “FOR” each of the director nominees named in this proxy statement.

Q: How will voting on any other business be conducted?	A: Although we do not know of any business to be conducted at the Annual Meeting other than the proposal described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxy holders, John B. Zumwalt III and Robert J. Paulsen, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?	A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Original solicitation of proxies by mail may be supplemented by telephone, e-mail, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: How can I find out the results of the voting at the Annual Meeting?	A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2009.

ADDITIONAL INFORMATION

Householding of Proxy Materials	A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please direct your written request to our Corporate Secretary at our principal executive office (5300 West Cypress Street, Suite 200, Tampa, Florida 33607) or contact Mr. Donald Vrana at (813) 282-7275. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact our Corporate Secretary or Mr. Vrana.

Annual Report and Available Information	Our annual report on Form 10-K for the fiscal year ended September 30, 2008 accompanies this proxy statement, but does not constitute a part of the proxy soliciting materials. Additional copies of our annual report on Form 10-K for the fiscal year ended September 30, 2008, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary at our principal executive office (5300 West Cypress Street, Suite 200, Tampa, FL 33607). In addition, copies of our Audit Committee Charter, Governance Committee Charter, Compensation Committee Charter, Nominating Committee Charter, Stock Ownership Plan Committee Charter and Code of Conduct are available without charge upon written request to the above address. Copies also may be obtained without charge through our internal web site.

Electronic Materials	As of July 1, 2007, Securities and Exchange Commission, or SEC, rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. However, a physical copy of this proxy statement is being sent to shareholders entitled to vote at the meeting, and is also being posted on an Internet web site at the following address: http://www.eproxy.com/pbsj/.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Purpose and Structure	The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of all shareholders.

Board Meetings and Attendance	During our fiscal year 2008, the Board held seven board meetings. Each director attended at least 75% of the aggregate of the total number of meetings of: (1) the Board (which were held during the period for which he or she served as a director); and (2) all the committees authorized by the Board on which he or she served (which were held during the period that he or she served as a committee member).

It is our policy to invite the members of the Board to attend our annual shareholders’ meeting. All Board members attended the last shareholders’ meeting.

Board Committees	The Board has a standing Audit Committee, Compensation Committee, Governance Committee and Nominating Committee, and has formed a Stock Ownership Plan Committee.

The Audit Committee currently is comprised of three non-management directors, Mr. Pruitt (Chairman), Mr. Searcy, and Mr. Stasiowski. Although the Company is not a listed issuer and is not subject to the independence requirements of the New York Stock Exchange (“NYSE”) or any other exchange, our Board has determined that each of these directors is “independent” as defined by the Corporate Governance Guidelines of the NYSE. The Audit Committee met five times during fiscal year 2008. A copy of the Audit Committee Charter is available on our internal website. The primary responsibilities of the Audit Committee include the following:

• Monitoring the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior;

• The appointment, compensation, retention and oversight of the work of the independent registered public accountants;

• Pre-approving all audit and non-audit services provided by the independent registered public accountants;

•       Reviewing and discussing the annual audited financial statements and quarterly unaudited financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent registered public accountants prior to filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q;

• Reviewing with senior management the Company’s overall anti-fraud programs and controls;

•       Reviewing the Company’s compliance and ethics programs, including consideration of legal and regulatory requirements, including receiving reports from the Chief Ethics and Compliance Officer, and review with management its periodic evaluation of the effectiveness of such programs;

•       Discussing the Company’s policies with respect to risk assessment and risk management, including the risk of fraud and discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposure; and

• Serving as a direct line of reporting for the Company’s Internal Audit function.

The Compensation Committee currently is comprised of three non-management directors, Mr. Searcy (Chairman), Mr. Pruitt and Mr. Stasiowski. The Compensation Committee met four times during fiscal year 2008. A copy of the Compensation Committee Charter is available on our internal website. The primary responsibilities of the Compensation Committee include the following:

•       Discharging the Board’s fiduciary responsibilities relating to compensation of the Company’s executives and overseeing and advising the Board on the adoption of policies that govern the Company’s executive compensation and benefit programs;

• Reviewing and assessing the reasonableness, appropriateness and competitive position of the Company’s executive compensation;

• Annually issuing a report on executive compensation for inclusion in the Company’s proxy statement; and

• Reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

Additional information about the process and procedures of the Executive Compensation Committee is included in “Compensation Discussion and Analysis” below.

The Governance Committee currently is comprised of two directors, Mr. Searcy (Chairman) and Mr. Paulsen, along with two senior employee members. The committee met four times during fiscal year 2008. A copy of the Governance Committee Charter is available on our internal website. The primary responsibilities of the Governance Committee include the following:

• Recommending foundation tenets and governance guidelines for the Company and all subsidiaries;

•       Reviewing established principles, policies and practices on an annual basis and making recommendations to the Board for appropriate governance changes to keep pace with the Company’s strategic plan(s) and mission;

• Monitoring compliance with established tenets and guidelines, and periodically reviewing and recommending appropriate revisions; and

•       Establishing, articulating, and recommending qualifications, skills, and other desired background and selection criteria for members of the Board and annually presenting to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of the shareholders.

The Nominating Committee is responsible for the overall process of identifying, vetting, and recommending qualified individuals for our and our subsidiary’s boards of directors, currently is comprised of three Board members, Mr. Stasiowski (Chairman), Mr. Searcy, and Mr. Pruitt and may appoint advisors from time to time to assist the Committee. The committee met six times during fiscal year 2008. A copy of the Nominating Committee Charter is available on our internal website. The primary responsibilities of the Nominating Committee include the following:

• Developing a list of not more than three suggested names of potential new executive directors for any open position assigned by the Board to be filled;

•       Comparing the qualifications of each candidate against approved qualifications for an internal executive director for the board or particular committee for which the nomination is being made to assure that each candidate meets all qualifications;

• Substantiating with written documentation the qualifications and background of each candidate put forth; and

• Developing and periodically reviewing and recommending to the Board appropriate revisions to the nominating process.

The Stock Ownership Plan Committee currently is comprised of three directors, Mr. Zumwalt, Mr. Paulsen, and Mr. Overman. The committee did not meet during fiscal year 2008. A copy of the Stock Ownership Plan Committee Charter is available on our internal website. The primary responsibilities of the Stock Ownership Plan Committee include the following (except with respect to the Company’s directors and executive officers):

•       Overseeing the administration and enforcement of the Company’s stock ownership plans, which currently includes the Company’s Amended and Restated 2008 Employee Stock Ownership and Direct Purchase Plan, the 2008 Employee Payroll Stock Purchase Plan and 2008 Employee Restricted Stock Plan;

• Directing or reviewing the activities of the managers responsible for carrying out the plans;

•       As applicable and prescribed by specific plan requirements, determining eligible employees, defining offering periods, establishing award conditions and restrictions, prescribing award agreements, construing and interpreting the Plans, correcting defects, and making all other determinations as necessary and advisable to administer the plans;

• Determining the terms, conditions, and attendant limitations associated with stock grants for eligible employees (that are not directors or executive officers); and

• Granting stock ownership rights to eligible employees (that are not directors or executive officers).

Director Independence	Our Amended and Restated Bylaws, or the Bylaws, require us to have at least seven Board Members, with a combination of executive directors and not fewer than three independent directors. Messrs. Pruitt, Searcy and Stasiowski are the independent directors and the Board has determined that each is “independent” as such term is defined in the corporate governance guidelines of the NYSE. In making this determination, the Board considered the transactions between the Company and PSMJ Resources, Inc., of which Mr. Stasiowski is a principal, and the fact that Mr. Searcy is a former executive officer of the Company and continues to receive supplemental income payments from the Company. The Board determined that neither of these relationships impaired their independence.

Director Nominees	Our Nominating Committee considers candidates for membership to the Board that are recommended by shareholders in the same manner as candidates are recommended by members of the Board or senior management.

Any shareholder wishing to recommend a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Mr. Frank Stasiowski, Chairman of the Nominating Committee, The PBSJ Corporation, 5300 West Cypress Street, Suite 200, Tampa, Florida 33607. In accordance with the Nominating Committee Charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our shareholders. All qualified submissions are reviewed by our Nominating Committee at the next appropriate meeting.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating Committee considers integrity, independence, diversity, extent of experience, length of service, number of other board and committee memberships, leadership qualities, the ability to exercise sound judgment and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Communications with the Board	Shareholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (c/o General Counsel, 5300 West Cypress Street, Suite 200, Tampa, FL 33607) or e-mailing boardofdirectors@pbsj.com. Communications related to director candidate recommendations should be directed to the Chairman of the Nominating Committee, Mr. Stasiowski. In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee, Mr. Pruitt.

The Board has instructed us to review all mail and to exercise discretion in determining whether to forward to members of the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising. Directors may at any time request the Company to forward all communications received by us.

Code of Conduct	On August 14, 2006, the Board approved and adopted The PBSJ Corporation Code of Conduct, Building for the Future: Our Values, Principles, and Standards, as a statement of the Company’s core business ethics and compliance standards and values. These standards contain our core expectations as to the manner in which directors, officers, and employees will conduct business on behalf of PBSJ and our subsidiaries. All of our directors, officers, and employees are required to abide by our standards of business ethics and conduct to ensure that we operate in a consistent legal and ethical manner. The full text of our Code of Conduct is available on our internal website. If we amend our Code of Conduct, then we would post such amendment on our internal website, as required by applicable rules. If the Board grants any waiver of any ethics policy for any director or executive officer, such waiver shall be promptly posted on our internal website.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	We do not pay director fees to directors who are also our employees. The following table sets forth information regarding non-management directors’ compensation in fiscal year 2008.

Non-Management Director Compensation For Fiscal Year 2008

Non-Management Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
William D. Pruitt	$98,750	$0	$0	$0	$98,750
Phillip E. Searcy	$102,250	$0	$0	$0	$102,250
Frank A. Stasiowski	$99,000	$0	$0	$0	$99,000

(1)	This column reports the amount of cash compensation earned in fiscal year 2008 for Board and Board Committee services.

Description of Non-Management Director Compensation	Effective for the last three quarters of fiscal year ending on September 30, 2008, cash compensation of $25,000 was payable on the first business day of each quarter that a non-management director serves on the Board. No additional compensation was payable for attending committee meetings or for serving as Chairman.

For the first quarter of the fiscal year ending on September 30, 2008, the non-management director compensation structure was as follows:

Quarterly Retainer: Cash compensation of $6,250 was payable on the first business day of each quarter that a non-management director served on the Board. In addition, the Chairman of the Audit Committee received $1,250 payable on the first business day of each quarter for an aggregate of $5,000 annually. The Chairman of the Governance Committee and the Chairman of the Compensation Committee each received $750 payable on the first business day of each quarter for an aggregate of $3,000 annually.

Board Attendance Fees: Each non-management director received $2,000 for each Board meeting attended in person and $1000 for each Board meeting attended by telephone.

Committee Attendance Fees: Committee members received $1,000 for each Board committee meeting attended in person and $750 for each Board committee meeting attended by telephone.

COMPANY PROPOSAL REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the election of the following nominees, all of whom, except Mrs. Mitchell, are currently serving as directors, to hold office until the next annual meeting of shareholders to be held in 2010, or until their successors are duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board. Mrs. Mitchell, the only Director not standing for re-election, was recommended to act as a member of the Board by the Chairman of the Nominating Committee.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
John B. Zumwalt III	Mr. Zumwalt serves as our Chairman of the Board. He has been an officer and director of The PBSJ Corporation since 1995. He was Chief Operating Officer from 1998 to 2002; President and Chief Executive Officer from 2002 to 2005 and Chairman and Chief Executive Officer since January 2005. Mr. Zumwalt has been employed with the Company since 1973. He is the former President and Director of the Florida Engineering Society, the former President of the Florida Institute of Consulting Engineers and a Founder of the Florida Engineering Leadership Institute. He has been recognized for his outstanding service to the engineering profession and has been awarded the Governor A.W. Gilchrist Award for public service. Mr. Zumwalt also serves on the Board of the Florida Chamber, serves on the Executive Committee of Florida Tax Watch and is also a member of the Florida Council of 100. He has also served as the past chair of the Florida Chamber Foundation and a past board member of Enterprise Florida. Mr. Zumwalt graduated from the University of Rhode Island with a degree in Civil and Environmental Engineering, and he was inducted into the Engineering Hall of Fame at the University of Rhode Island in 2004. He is 57 years old.

Judy A. Mitchell	Ms. Mitchell was appointed President of Peter R. Brown Construction in 1992 and has served as its Treasurer since 1987. She currently serves on the boards of directors of Florida Investment Advisers (a registered investment company), the Bank of Tampa, Homeless Emergency Project, BayCare Health System and while currently on the board was past chairman of Morton Plant Mease Health Care, Clearwater Regional Chamber of Commerce and Saint Paul’s School. She is currently serving as Co-Chairman of the Mayor’s task force for the St. Petersburg Rays Baseball Committee. She was awarded the Distinguished Alumni Award from Leadership Pinellas, the Mrs. Clearwater Civic Award from the Clearwater Chamber, the National Association of Community Leadership’s Distinguished Leadership Award and inducted into the Business Women’s Hall of Fame for the St. Petersburg Chamber of Commerce. Ms. Mitchell received a Bachelor of Science degree in Accounting from Ohio State University. She is 54 years old.

Robert J. Paulsen (Governance Committee)	Mr. Paulsen is Vice-Chairman and Secretary of the Board of Directors, was appointed Chairman of the subsidiary company Post, Buckley, Schuh and Jernigan, Inc. (PBS&J) in January 2007, and assumed the role of President in August 2008. He previously served as the Chief Operating Officer of PBS&J and as PBS&J’s National Director of Transportation Services. He has been an officer of the Company since 1993 and a Director of the Company since 2000. Mr. Paulsen received his bachelor degree in Civil Engineering from Iowa State University in 1974. He is 56 years old.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Wayne J. Overman	Mr. Overman has served as Chief Operating Officer and Executive Vice President of the subsidiary company Post, Buckley, Schuh and Jernigan, Inc. (PBS&J) since March 2008 and a Director of the Company since 2007. He has been an officer of the Company since he joined PBS&J through the Company’s 1997 acquisition of Espey, Huston & Associates, Inc. (EH&A). Prior to March 2008, he has served as Deputy Service Director for PBS&J’s Transportation business line. In addition, he served as the Director of the Company’s Aviation Services division. He is a member of the PBS&J Business Operations Committee and the PBS&J Federal Strategy Committee. Mr. Overman is a Past President of the local National Society of Professional Engineers chapter and has served in various roles and committee chairs. He is an active member of the Airport Council International-North America Technical Committee, the American Association of Airport Executives, and the American Society of Civil Engineers. He is 54 years old.

William D. Pruitt (Audit, Nominating and Compensation Committees)	Mr. Pruitt has been a Board Member of The PBSJ Corporation since July 2005, and has been the Chairman of the Company’s Audit Committee since 2003. Mr. Pruitt served as Chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until its sale in 2006. He was also Chairman of the Audit Committee for Adjoined Consulting, Inc., a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm in February 2006. Mr. Pruitt was also the Managing Partner from 1980 to 1999 for Arthur Andersen LLP’s Florida, Caribbean and Venezuela operations. Mr. Pruitt is also a member of the Board of Directors and the Audit Committee of MAKO Surgical, Inc., a medical device manufacturer. Mr. Pruitt has a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive). He is 68 years old.

Phillip E. Searcy (Audit, Governance, Nominating and Compensation Committees)	Mr. Searcy was appointed Director of the Company in July 2005, and has served on the Company’s Audit Committee since 2003. Mr. Searcy had previously been employed by the Company from November 1972 until his retirement in 1996. Throughout his career with the Company, Mr. Searcy served in several key positions including Director of Environmental Services, Chief Operating Officer, Corporate Secretary, and Chairman of the Board, a position he held for a total of nine years. He now serves as Chairman of the Company’s Compensation Committee and the Governance Committee. Mr. Searcy received his Bachelor of Science in Civil Engineering and a Master of Science in Engineering from the University of Florida. He is a past president of the Florida Engineering Society and the Florida Pollution Control Association, and is a past director of the National Society of Professional Engineers. He is a registered professional engineer in Florida and Virginia. He is 74 years old.

Frank A. Stasiowski (Audit, Nominating and Compensation Committees)	Mr. Stasiowski has been a Director of the Company since July 2005 and has served on the Company’s Audit Committee since 2003. He also serves on the Board of Group GSA, LTD., a large architectural services firm in Sydney, Australia and Rodgers Consulting, a land asset improvement consulting firm Germantown, Maryland. He is a former member of the Board of Directors of Austin Veum Robbins Partners (“AVRP”) and DFD/Cornoyer Hedrick Architects. AVRP is an architecture, interior design and engineering firm in San Diego, California and DFD/Cornoyer Hedrick Architects is an architecture firm in Phoenix, Arizona. Mr. Stasiowski is also President, Chief Executive Officer and a founding owner of PSMJ Resources, Inc., a global publishing, education, consulting and trade show company. Mr. Stasiowski is a licensed architect with degrees from the Rhode Island School of Design and a Master degree in Business Administration from Bryant University, and is a Fellow of the American Institute of Architects (FAIA). He is 58 years old.

Approval of each Director Nominee requires the affirmative vote of the holders of a majority of all votes cast, either in person or by proxy, at the Annual Meeting.

The Board of Directors unanimously recommends a vote in favor of each Director Nominee.

AUDIT COMMITTEE DISCLOSURE

Deloitte & Touche LLP acted as our independent registered public accounting firm for fiscal year 2008. Our Audit Committee has not yet selected our independent registered public accounting firm for fiscal year 2009 but has solicited requests for proposals from potential candidates, including Deloitte & Touche LLP. Our independent public accounting firm has not historically attended our annual meetings of shareholders and no representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. We do not believe such attendance is necessary at the Annual Meeting, as accounting-related questions at our annual meetings from shareholders have historically been minimal. Certain members of our Board and certain of our executive officers with significant experience in accounting will be available at the Annual Meeting to respond to appropriate accounting related questions should any arise.

Information on Our Independent Registered Public Accountant Firm

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended September 30, 2008 and September 30, 2007, and fees for other services rendered by Deloitte & Touche LLP during these periods.

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$960,060	$3,491,721
Audit-Related Fees	—	—
Tax Fees	107,948	—
All Other Fees	170,924	79,378

Totals	$1,238,932	$3,562,099

Audit Services Fees. Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements. For fiscal year 2007, this category also includes fees for audits provided in connection with the restatement of fiscal year 2004 financial statements and the audit of fiscal year 2005.

Audit-Related Fees. The Company did not incur fees with the principal accountant for audit-related services.

Tax Fees. Tax fees are associated with conducting a meals and entertainment study for purposes of determining the appropriate amount of tax deduction to be claimed on the Company’s tax returns.

All Other Fees. All other fees primarily include fees associated with performing benefits consulting for the Company’s health and welfare plans.

Audit Committee Disclosure	All audit-related service fees, tax service fees and other service fees were pre-approved by the Audit Committee, which concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Pruitt, provided that any pre-approvals by the Chairman are reported to the Audit Committee at a subsequent Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 20081

The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board on September 6, 2007. A copy of the Audit Committee Charter is available on our internal website. The Board has determined that Mr. Pruitt, an independent director, is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal controls over financial reporting. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee:

•

reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in our financial statements;

•

reviewed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting principles, and such other matters as our independent registered public accounting firm are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, “Communications with Audit Committees;”

•

received from our independent registered public accounting firm the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with our independent registered public accounting firm their independence;

•	discussed with our independent registered public accounting firm the overall scope and plans for their respective audits;

•	met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of our financial reporting; and

•	considered whether the provision by our independent registered public accounting firm of non-audit services is compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be approved and included in our Annual Report on Form 10-K for the year ended September 30, 2008 filed with the SEC, and the Board approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

William D. Pruitt, Chairman

Phillip E. Searcy

Frank A. Stasiowski

[1]

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information regarding the Company’s directors, executive officers, and certain key employees:

NAME	AGE	POSITION
John B. Zumwalt, III	57	Director, CEO and Chairman of the Board
Robert J. Paulsen	56	Director, Executive Vice President, COO, Secretary and Vice Chairman of the Board
Wayne J. Overman	54	Director and Senior Vice President
William D. Pruitt	68	Director, non-employee
Phillip E. Searcy	74	Director, non-employee
Frank A. Stasiowski	58	Director, non-employee
Donald J. Vrana	46	Senior Vice President, CFO and Treasurer
Clarence E. Anthony	49	Chief Marketing Officer
Max D. Crumit	47	National Service Director of Transportation
L. Dean Fox	58	National Business Sector Manager of Federal Strategic Programs
Cecilia R. Green	51	National Service Director - Environmental Sciences
Benjamin P. Butterfield	48	Senior Vice President and General Counsel

John B. Zumwalt, III, 57, is a Director and the Chairman of the Board of Directors. He has been an officer and director of The PBSJ Corporation since 1995. He was Chief Operating Officer from 1998 to 2002, President and Chief Executive Officer from 2002 to 2005 and Chairman and Chief Executive Officer since January 2005.

Robert J. Paulsen, 56, is Vice-Chairman and Secretary of the Board of Directors, and serves as Chairman of the Board of Directors of the subsidiary company Post, Buckley, Schuh and Jernigan, Inc. (PBS&J). Prior to his appointment as Chairman, Mr. Paulsen served Chief Operating Officer of PBS&J and as PBS&J’s National Director of Transportation Services. He has been an officer of the Company since 1993 and a Director of the Company since 2000.

Wayne J. Overman, 54, was appointed Chief Operating Officer and Executive Vice President of the subsidiary company Post, Buckley, Schuh and Jernigan, Inc. in March 2008 and a Director of the Company in 2007. He has been an officer of the Company since he joined PBS&J through the Company’s 1997 acquisition of Espey, Huston, & Associates, Inc. (EH&A). Prior to March 2008, he has served as Deputy Service Director for PBS&J Transportation business line, Director of the Company’s Aviation Services, a member of PBS&J Business Operation Committee and the PBS&J Federal Strategy Committee.

William D. Pruitt, 68, has been a Board Member of the Company since July 2005, and has been the Chairman of the Company’s Audit Committee since 2003. Mr. Pruitt served as Chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until it was acquired in 2006. He was also Chairman of the Audit Committee for Adjoined Consulting, Inc., which was a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm, in February 2006.

Phillip E. Searcy, 74, was appointed Director of the Company in July 2005, after previously serving on the Company’s Corporate Audit Committee. Mr. Searcy had previously been employed by the Company in November 1972 until his retirement in 1996. He now serves as Chairman of the Company’s Compensation Committee and the Governance Committee.

Frank A. Stasiowski, 58, has been a Director of the Company since July 2005. Mr. Stasiowski is the Chairman of the Company’s Nominating Committee. Mr. Stasiowski is also President, Chief Executive Officer and a founding owner of PSMJ Resources, Inc., a global publishing, education, consulting and trade show company. Mr. Stasiowski is a licensed architect with degrees from the Rhode Island School of Design and a Masters’ degree in Business Administration from Bryant University.

Donald J. Vrana, 46, is the Company’s Chief Financial Officer and Treasurer. He has been an officer and director of PBS&J since his hire on October 31, 2005. From 1996 to 2005, he was employed at SITEL Corporation in various positions, most recently as Chief Accounting Officer, Controller and Treasurer.

Clarence E. Anthony, 49, joined PBS&J as Director of Government Relations and Board member in August 2004. From August 2004 through September 2006, Mr. Anthony directed the Company’s national business development organization. He was appointed Chief Marketing Officer in October 2006. Prior to joining PBS&J, Mr. Anthony was president of his own firm and provided consulting services to PBS&J involving intergovernmental coordination, community outreach, and environmental justice.

Max D. Crumit, 47, has been a PBS&J Director since 2003 and was named Executive Vice President and National Service Director for the Transportation Service in 2002. Mr. Crumit joined the Company in 1990 as a senior project manager in the Company’s general consulting contract with Florida’s Turnpike and served as Program Director for this program from 1997 to 2002.

L. Dean Fox, 58, joined PBS&J in October 2006 as a Senior Vice President, a Director of PBS&J Constructors and the National Business Sector Manager of Federal Strategic Programs. He became a Director of PBS&J in January 2007. Mr. Fox joined the Company following his retirement from the US Air Force after 34 years of military service to our country. He served at numerous levels in the Air Force and in a number of headquarters and command assignments.

Cecilia R. Green, 51, joined the Board of Directors of PBS&J in 2006. She has been an officer of PBS&J since 1997, when she joined the Company through the acquisition of Espey, Huston & Associates, Inc. From October 1997 through September 2006, Ms. Green directed the Company’s Central Sciences division. In October 2006, she became the National Business Sector Manager for the National Sciences and became National Service Director—Environmental Sciences in January 2007.

Benjamin P. Butterfield, 48, became general counsel of the PBSJ Corporation in August 2008. Mr. Butterfield joined the Company after acting as general counsel for James Hardie Industries, N.V. for three years. Prior to that, Mr. Butterfield served as general counsel for Lennar Corporation and before that as general counsel to Hughes Supply, Inc. Prior to joining Hughes Supply, Mr. Butterfield was a partner in the Orlando law firm of Maguire, Voorhis & Wells, P.A.

Additional information relating to certain of our Directors is included above under “Proposal 1—Election of Directors.”

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Class A common stock as of November 30, 2008 by: (1) each director and director nominee; (2) each of the executive officers listed on the “Summary Compensation” table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our Class A common stock. The applicable address for each beneficial owner, director, director nominee and executive officer listed in the table below is c/o The PBSJ Corporation, 5300 West Cypress Street, Suite 200, Tampa, FL 33607.

	Class A Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
Certain Beneficial Owners
The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust	3,084,073	53.5%
Directors, Director Nominee, and Named Executives
Todd J. Kenner (2)	0	*
Robert J. Paulsen (3)	134,692	2.3%
William D. Pruitt	20,000	*
Phillip E. Searcy	20,000	*
Wayne J. Overman (4)	26,449	*
Frank A. Stasiowski	20,000	*
John B. Zumwalt III (5)	169,524	2.9%
Donald J. Vrana (6)	19,999	*
L. Dean Fox (7)	5,291	*
Max D. Crumit (8)	46,381	*
Judy A. Mitchell (9)	0	*
All executive officers, directors and director nominee as a group (13 persons) (10)	488,571	8.4%

*	Less than one percent.
(1)	The percentage of Class A common stock owned by each stockholder is based on 5,806,391 shares of our common stock outstanding as of December 15, 2008.
(2)	Mr. Kenner resigned his position as President, PBS&J Chief Operating Officer and Member of the Board of Directors effective August 22, 2008.
(3)	Includes 28,492 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust.
(4)	Includes 5,650 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 1,850 shares of non-vested restricted stock.
(5)	Includes 96,141 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust.
(6)	Includes 499 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 13,000 shares of non-vested restricted stock.
(7)	Includes 499 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 12,000 shares of non-vested restricted stock.
(8)	Includes 12,787 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 14,594 shares of non-vested restricted stock.
(9)	Excludes approximately 44,923 shares of our Class A common stock under our 2008 Employee Restricted Stock Plan to be acquired by Ms. Mitchell on or about December 31, 2008 in connection with the consummation of our acquisition of Peter R. Brown Construction, Inc. as described below under “Certain Relationships and Related Transactions - Related Person Transaction with Director Nominee.” The number of shares of our Class A common stock to be actually received by Ms. Mitchell will be adjusted accordingly upon the determination of the September 30, 2008 valuation of our Class A common stock.
(10)	Includes 147,098 shares owned via The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust and 35,130 shares of non-vested restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC reports of ownership and changes in ownership of common stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file for review. Based on our review of such forms, we believe that during the 2008 fiscal year, there was no failure by any such person to timely file a report under Section 16(a) of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

FOR FISCAL YEAR 20081

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September, 2008.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

Phillip E. Searcy, Chairman

William D. Pruitt

Frank A. Stasiowski

[1]

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS

General Statement of Compensation Philosophy

The Company adheres to a compensation philosophy wherein compensation is contingent upon an individual’s successful performance of primary duties and responsibilities within the context of his/her job; employees are expected to demonstrate the highest degree of personal integrity and ethics, and to exhibit the highest levels of professional competence in the execution of those duties and responsibilities. Our compensation program is designed to reward those aspects of our Named Executive’s performance.

The Company has adopted a philosophy whereby executives are to be compensated between the 50th and 75th percentile of market ranges for each respective position based on analyses of industry benchmark data, with the potential for escalating incentive bonuses for exceedingly superior performance.

Components of Executive Compensation

Compensation of the Company’s Named Executives consists of the following:

Base Salary: Base salary is typically the largest component of executive compensation. The Compensation Committee endeavors to ensure that our executives receive a competitive (with target base salary ranging between the 50th and 75th percentile of industry benchmarks) base salary. Annually, salaries for the CEO, CFO, and the three next most-highly compensated executives of the Company are reviewed and adjusted by the Compensation Committee, a committee composed of three independent Directors of the Company.

Incentive Bonus: Executive incentive bonuses are determined by the Compensation Committee in November or December of each year. Bonuses are based on a review of the executive’s performance (as defined and rated based on the individual’s performance scorecard from the prior fiscal year). In addition to overall company financial performance, metrics of the fiscal year 2008 performance scorecard included developing a five year strategic plan, exploring capitalization options, identifying and pursuing acquisition targets, establishing effective internal controls over financial reporting, and leadership succession planning.

Key Employee Supplemental Option Plan (KESOP)*: The KESOP is a non-qualified deferred compensation program for the benefit of executives and key management positions and is divided into two levels:

1. Tier 1 Key Employee Retention Program (“KERP”), wherein the Company awards restricted stock in the amount of 5% of an executive’s or senior manager’s salary annually.

2. Tier 2 Key Employee Supplemental Income Program, or (“KESIP”), wherein the Company funds a 10-year to 15-year annuity at an annual rate between $10,000 and $100,000 as defined by the employee’s position in the Company. Most of our Named Executives participate in this Tier 2.

PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust: This plan is an employee stock ownership plan with a 401(k) feature. The Company makes contributions to this plan at its discretion, typically matching 50% of employee contributions up to a maximum of 6% of an employee’s salary. The

*	Effective September 30, 2008, the KESIP was discontinued for all currently employed participants. The KESIP was replaced by the Key Employee Capital Accumulation Plan (KECAP). Unlike the KESIP, which was a defined benefit plan, the KECAP is a defined contribution plan that enables participants to make pretax deferrals of salary and bonus and receive a discretionary contribution from the Company based on our performance. The KECAP allows participants to defer up to 70% of base salary and 100% of annual bonus (on a pre-tax basis) to help them accumulate savings for retirement and future income needs. In addition, the KECAP allows the Company at its sole discretion to credit participant’s accounts with Company contributions. In its initial year, the KECAP will be made available to all officers of the Company (Vice President and higher). The present value of benefits under the KESIP were settled on September 30, 2008 and became the opening balances under the KECAP. Such settlement is reflected in the column entitled “Payments During Last Fiscal Year” in the Pension Benefits table below.

employer contributions are vested on a five-year vesting schedule in which an employee vests 20% of employer contributions for each year of service up until full vesting at five years of service. In addition, the Company may make additional annual contributions contingent upon the financial performance of the Company. Named Executives receive no additional benefits above and beyond those available to other full-time employees.

Employee Stock Ownership and Direct Purchase Plan: This plan provides the opportunity for eligible Company employees to purchase a stated number of shares of Company stock at a specified price. Named Executives are eligible to participate under the plan on terms available to other full-time employees. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2008, 2,681,414 shares of common stock were reserved for issuance under this plan.

Employee Restricted Stock Plan: In some instances, the Company may award to Named Executives a defined amount of restricted stock, typically as a retention tool or as a signing bonus upon employment. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2008, 1,467,759 shares of common stock were reserved for issuance as restricted stock. The restricted stock does not vest until the defined restrictions are met.

Employee Stock Purchase Plan: This plan provides the opportunity for eligible employees of the Company to purchase shares of Company stock through payroll deduction at a 10% discounted purchase price. The plan qualifies as an “employee stock purchase plan” under Internal Revenue Code Section 423. Named Executives are eligible to participate under the plan and receive no additional benefits above and beyond those available to other full-time employees. The Company’s shareholders have approved shares of common stock for this purpose and as of September 30, 2008, 500,000 shares of common stock were reserved for issuance under this plan.

Benefits: The Company provides all of its full-time employees with health benefits. Executives benefit at the same levels and rates as all full-time employees; the amount of Company benefit is defined annually.

PTO Cash-in: The Company administers a “PTO Cash-In” Program, wherein employees have the opportunity to “sell” unused PTO (Paid Time Off) back to the Company at their current hourly rate (as defined by annual salary/2,080 for exempt employees). This benefit is available for a two-week period in November of each year and is subject to a maximum number of hours to be cashed in and a minimum number of hours to be carried over to the following year.

Car Allowance: Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance. In some instances, certain executives are allowed usage of a Company leased vehicle in lieu of receiving a car allowance.

Club Fees and Dues: In some instances, the Company may fund club fees or membership dues for clubs for the personal, business and/or private use of an executive.

Frequency of Executive Compensation Review

Executive compensation is to be reviewed at least once annually by the Compensation Committee. This review includes a thorough analysis of total compensation and all of its individual components, as well as a comparative analysis of executive compensation as compared to industry peers.

Any recommended or proposed off-calendar alterations to an executive’s compensation by the Board must be reviewed and approved in advance by the Compensation Committee.

Determination of Executive Salary

The salary review process for executives mirrors that of the Company staff as a whole. Generally, executive salaries rise modestly and typically within the benchmarked range prescribed by the salary increase budget, unless more aggressive increases are deemed necessary to keep pace with escalating market salaries. The Company has adopted a philosophy whereby executives are to be compensated between the 50th and 75th percentile of market ranges for each respective position based on analyses of industry benchmark data.

Based on the results of this process, the Compensation Committee makes executive salary adjustments to be effective on the first day of the first pay period in January of the coming year.

Determination of Incentive Bonus

The Company has adopted and maintained a principled approach to profit distribution. The Company has committed itself to a basic formula where income after taxes is generally split equally between special programs (which includes ESOP/PBSJ Trust and incentive plan) and retained earnings. Of the pool earmarked for special programs, the Company generally funds the 401(k) and ESOP/PBSJ Trust, with the remaining funds being allocated for PBSJ bonus programs.

With the understanding that there may be some subjective consideration that may cause the calculation of the executive bonus pool to vary from year to year, the procedure used to determine the size of the pool must be submitted to and approved by the Compensation Committee prior to finalization. Furthermore, the Committee is under no obligation to use the entire pool of money allocated for executive bonuses.

The Compensation Committee reviews each executive individually and determines the appropriate bonus, taking into account individual and financial performance (as evaluated against his/her respective performance scorecard and budget), general contributions to overall Company performance, industry benchmarks as a test of reasonableness and competitiveness, and the recommendations made by the Chairman of the Board. Based on the results of this analysis, the Compensation Committee makes a recommendation for executive bonuses to be paid in concert with non-executive incentive awards in early December.

Delegation of Limited Authority to the Stock Plan Committee for Equity Awards

The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants. The Compensation Committee in turn has chosen to delegate limited authority to Messrs. Zumwalt, Paulsen and Overman (The Stock Plan Committee) to grant equity awards to eligible participants other than Named Executives. The purpose of this delegation is to facilitate the timely grant of restricted stock awards to non-Named Executives, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.

Total Compensation Review for 2008

The Compensation Committee reviewed a thorough analysis of industry benchmarks for executive compensation in peer firms within the industry and comparable companies outside the industry. This analysis focused primarily on total cash compensation (salary and bonus) due to the limited availability of benchmark information for true total compensation. The Compensation Committee reviewed the fiscal year 2008 Performance Scorecards for the Named Executives, which included multiple financial and non-financial performance metrics (actual versus budget) against which each was evaluated.

Base Salary

The Compensation Committee observed that compensation levels for both the Chairman and President were below the benchmark median. A midyear adjustment of $35,000 was approved and scheduled for Mr. Zumwalt in July 2008, but was deferred due to our performance and associated staff reduction.

Mr. Paulsen assumed the role of President following the departure of Mr. Kenner but received no increase at the time of his succession to the role of President.

In 2008, the Compensation Committee redrafted the PBSJ compensation philosophy to reflect the increasing complexity of the labor market and the dramatic escalation of executive salaries within the market, thus providing the Compensation Committee with the ability to better address these inequities in the future and recommend salaries that would help to ensure the competitiveness of executive compensation. As such, salary increase adjustment recommendations are aimed at better aligning executive salaries with our industry peers, acknowledging that certain executives are substantially under-compensated when comparing them with total compensation metrics from various industry sources.

Name	Title	Prior Base Salary		Revised Base Salary as of January 1, 2009
John B. Zumwalt III	Chairman of the Board and Chief Executive Officer	$345,000	(1)	$395,000
Donald J. Vrana	SVP & Chief Financial Officer	$285,000		$290,500
Todd J. Kenner	Former President and PBS&J Chief Operating Officer (2)	$—		$—
Robert J. Paulsen	Secretary and PBS&J Chairman and President	$260,000		$266,000
L. Dean Fox	PBS&J EVP and National Service Director—Federal	$250,000		$262,500
Max D. Crumit	PBS&J EVP and National Service Director—Transportation	$250,000		$262,500

(1)	Mr. Zumwalt received a midyear base salary increase to $380,000 that was deferred until the end of the calendar year.
(2)	Mr. Kenner resigned his position as President, PBS&J Chief Operating Officer, and Member of the Board of Directors effective August 22, 2008.

Incentive Bonus Plan and Restricted Stock Grants

Due to current economic conditions, the Compensation Committee determined that incentive bonuses for Messrs. Zumwalt, Paulsen, and Vrana be postponed. The Compensation Committee will review our performance at mid-year and determine what, if any, action is appropriate at that time with respect to the payment of incentive bonuses.

In recognition of his continued efforts and outstanding performance, the Compensation Committee will grant Mr. Vrana a 5-year restricted stock award of 1,887 shares (based on a valuation of $29.68 per common share) on January 1, 2009.

The Compensation Committee approved cash incentive bonus awards for Mr. Crumit and Mr. Fox as shown in the table below under Non-Equity Incentive Plan Compensation. In addition, the Committee will grant Mr. Crumit a 5-year restricted stock award of 707 shares (based on a valuation of $29.68 per common share) on January 1, 2009 in recognition of his exemplary performance.

Severance Payments

We have entered into an agreement with one of our Named Executives that contains severance provisions, the terms of which are described below in the section entitled “Potential Payment Upon Termination or Change In Control.” In this instance, we believe severance is appropriate in order to allow us to attract and retain the services of this executive.

On September 11, 2008, the Company and Mr. Kenner, a former director of the Company and the former president of its chief subsidiary, entered into a Separation Agreement and Release (the “Separation Agreement”), effective as of September 2, 2008. The principal terms and conditions of the Separation Agreement are as follows:

•	The Company agreed to pay to Mr. Kenner a cash severance benefit of $162,500 over a six month period, less all applicable tax withholdings;

•

All further obligations of the Company to Mr. Kenner pursuant to the Supplemental Income Program were terminated in exchange for a cash lump sum benefit in the amount of $234,150, less all applicable tax withholdings;

•

The Company agreed to redeem all common stock owned or held by Mr. Kenner for $29.68 per share, including all vested restricted stock as of the effective date of his resignation and 13,108 shares of unvested restricted stock (all remaining restricted stock which had not vested as of the effective date of his resignation will be canceled) payable in the form of (i) a promissory note in the amount of $2,000,000 (which bears interest at the prime rate plus 1%) and (ii) a cash payment of $1,221,775.57 from which all applicable taxes will be withheld;

•

For a period of six months following the effective date of the Separation Agreement, Mr. Kenner agreed to fully and promptly cooperate and to make himself available to the Company with respect to any inquiries which may arise concerning matters which he was handling on behalf of the Company or its affiliates;

•

For a period of six months from the effective date of the Separation Agreement, Mr. Kenner agreed not to engage in, be employed by or to consult with any business in competition with the Company or any of its affiliates;

•

For a period of two years from the effective date of the Separation Agreement, Mr. Kenner agreed not to (i) solicit or otherwise induce or encourage any employee of the Company or any of its affiliates to separate his or her employment with the Company or its affiliates, (ii) hire, on behalf of himself or any other individual or entity, any employee currently employed by the Company or any of its affiliates or (iii) solicit, divert or alienate any current or prospective client of the Company or any of its affiliates; and

•

Mr. Kenner also (i) was provided with the option of electing continuing health insurance coverage in the same manner and at the same cost as is provided to other separating employees (ii) agreed to certain confidentiality and nondisclosure provisions and (iii) provided the Company certain releases.

Perquisites and Other Employee Benefits

We generally provide few and modest perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business. An item is not a perk if it is integrally and directly related to the performance of the executive’s duties. The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan and employee stock ownership plan. These benefits are available to all of our salaried employees and do not discriminate in favor of Named Executives.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding salary, bonus, equity awards and other benefits paid for services rendered to The PBSJ Corporation by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively the “Named Executives”) for the fiscal years ended September 30, 2008, 2007 and 2006, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)		Total ($)
John B. Zumwalt III	2008	$338,846	$0	$0	$0	$0	$59,782	$44,523	(5)	$443,151
Chairman of the Board and Chief Executive Officer	2007	$318,750	$0	$12,603	$0	$150,000	$36,362	$35,206		$552,921
	2006	$295,000	$0	$25,200	$0	$200,000	$32,785	$35,145		$588,130

Donald J. Vrana	2008	$278,846	$0	$78,749	$0	$0	$0	$35,594	(6)	$393,189
Senior Vice President and Chief Financial Officer	2007	$261,250	$0	$36,900	$0	$115,000	$0	$75,835		$488,985
	2006	$229,167	$0	$56,513	$0	$200,000	$0	$53,616		$539,296

Todd J. Kenner	2008	$307,308	$0	$19,034	$0	$0	$15,100	$250,999	(7)	$592,441
Former President and PBS&J Chief Operating Officer	2007	$295,000	$0	$10,051	$0	$150,000	$15,466	$33,310		$503,827
	2006	$272,500	$0	$10,051	$0	$175,000	$41,835	$175,142		$674,528

Robert J. Paulsen	2008	$256,923	$0	$2,966	$0	$0	$56,945	$33,210	(8)	$350,044
Secretary and PBS&J Chairman and President	2007	$255,385	$0	$3,559	$0	$80,000	$33,708	$28,309		$400,961
	2006	$270,000	$0	$3,559	$0	$120,000	$30,662	$29,989		$454,210

L. Dean Fox	2008	$242,308	$0	$16,200	$0	$40,000	$0	$30,082	(9)	$328,590
PBS&J EVP and National Service Director—Federal

Max D. Crumit	2008	$243,846	$0	$11,951	$0	$35,000	$4,131	$51,148	(10)	$346,076
PBS&J EVP and National Service Director—Transportation	2007	$227,500	$0	$10,661	$0	$100,000	$3,882	$40,075		$382,118

(1)	Represents the dollar amount recognized for financial reporting purposes with respect to our 2008 fiscal year for the fair value of restricted stock awarded in 2008 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to our note entitled “Stockholder’s Equity” in our Form 10-K for the respective fiscal years. See the “Grants of Plan-Based Awards In Fiscal Year 2008” table for further information on all restricted stock awards issued in 2008. These amounts reflect our accounting expense for restricted stock awards, and do not correspond to the actual values that may be realized by the Named Executives.
(2)	Reflects cash awards to the Named Executives under our Incentive Bonus Plan, which is discussed in further detail under the heading, “Compensation Discussion and Analysis—Incentive Bonus Plan and Restricted Stock Grants.”
(3)	Represents the annual change in the pension value in 2008. For additional information on the valuation assumptions used to calculate the pension value, refer to the table entitled “Pension Benefits” as well as our note entitled “Retirement Plans” in our Form 10-K for our fiscal year ended September 30, 2008.
(4)	Calculated based on the aggregate incremental cost to PBSJ to provide these benefits.
(5)	Consists of $9,454 for automobile expense, paid time-off cash-in $13,270, membership dues $9,135, health and welfare benefits expense $9,288 and a 401(k) defined contribution plan match of $3,376.
(6)	Consists of $8,481 for automobile expense, paid time-off cash-in $10,962, health and welfare benefits expense $9,288, and a 401(k) defined contribution match of $6,863.
(7)	Consists of $10,523 for automobile expense, health and welfare benefits expense of $9,288, paid time-off cash-in of $68,688, and severance pay of $162,500.
(8)	Consists of $10,502 for automobile expense, paid time-off cash-in $10,000, health and welfare benefits expense $5,845, and a 401(k) defined contribution plan match of $6,863.
(9)	Consists of $11,400 for automobile expense, paid time-off cash-in $9,615, health and welfare benefits expense $2,204, and a 401(k) defined contribution plan match of $6,863.
(10)	Consists of $11,400 for automobile expense, paid time-off cash-in $9,615, membership dues $16,090, health and welfare benefits expense $7,180, and a 401(k) defined contribution plan match of $6,863.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)		Grant Date Fair Value of Stock Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Zumwalt III		$0	$0	$0	—	—	—	—		—
Donald J. Vrana	5/13/08	$0	$0	$0	—	—	—	10,000	(1)	$296,800
Robert J. Paulsen		$0	$0	$0	—	—	—	—		—
L. Dean Fox		$0	$0	$0	—	—	—	—		—
Max D. Crumit	1/1/08	$0	$0	$0	—	—	—	421.16	(2)	$12,500

(1)	The restricted stock award of 10,000 shares granted on May 13, 2008 will vest in equal increments on May 13, 2009, 2010, 2011, 2012 and 2013. The restricted stock award of 1,887 shares to be granted on January 1, 2009 is not reflected in this table. This award will vest on January 1, 2014.
(2)	The restricted stock award of 421.16 shares granted under the KERP on January 1, 2008 will vest on April 10, 2017. The restricted stock award of 707 shares to be granted on January 1, 2009 is not reflected in this table. This award will vest on January 1, 2014.
(3)	Represents the full grant date fair value based on the 9/30/07 stock valuation, which was the current valuation at the time of award.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2008

The following table sets forth information regarding the outstanding equity awards held by our Named Executives in fiscal year 2008.

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
John B. Zumwalt III	—	—	—	—	—		$0	—	—
Donald J. Vrana	—	—	—	—	13,000	(2)	$385,840	—	—
Robert J. Paulsen	—	—	—	—	—		$0	—	—
L. Dean Fox	—	—	—	—	3,000	(3)	$89,040	—	—
Max D. Crumit					14,594	(4)	$433,150

(1)	The market value of the stock awards is not currently calculable as of September 30, 2008 and accordingly is based on $29.68, the independently appraised value of our common stock as of September 30, 2007.
(2)	Mr. Vrana’s restricted stock awards will vest as follows: 1,000 shares on October 31, 2008, 2009 and 2010; 2,000 shares on May 13, 2009, 2010, 2011, 2012 and 2013.
(3)	Mr. Fox’s restricted stock awards will vest on October 2, 2009.
(4)	Mr. Crumit’s restricted stock awards will vest as follows: 9,500 shares on October 31, 2015 and 5,094 shares on April 10, 2017.

RESTRICTED STOCK AWARDS VESTED DURING FISCAL YEAR 2008

The following table provides information pertaining to the amounts realized on the vesting of restricted stock during fiscal year 2008 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized on Vesting (1)
John B. Zumwalt III			30,000	$890,400
Donald J. Vrana			2,000	$59,360
Todd J. Kenner (2)			13,108	$389,045
Robert J. Paulsen			13,080	$388,214
L. Dean Fox			—	—
Max D. Crumit			—	—

(1)	The value realized on vesting is based on the independently appraised value of our common stock as of September 30, 2007, which was $29.68.
(2)	Mr. Kenner resigned his position as President, PBS&J Chief Operating Officer, and Member of the Board of Directors effective August 22, 2008.

PENSION BENEFITS

The following table sets forth information regarding the non-qualified defined benefit pension plan for our Named Executives in fiscal year 2008.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
John B. Zumwalt III	Supplemental Income Program	> 10 years	$337,468	$878,223	(4)
Donald J. Vrana	—	—	—	—
Todd J. Kenner	Supplemental Income Program	> 10 years	—	$234,150	(5)
Robert J. Paulsen	Supplemental Income Program	> 10 years	$337,835	$846,855	(6)
L. Dean Fox	—	—	—	—
Max D. Crumit	Supplemental Income Program	> 10 years	—	$81,541	(7)

(1)	The Supplemental Income Program, or KESIP, was equal to a fixed benefit amount, for a specific number of years, with eligibility based on the number of years of service in the plan and the attainment of age 56 and is not totally based on years of credited service. Effective September 30, 2008, the Company transferred active participants from the KESIP to a new deferred compensation plan, the Key Employee Capital Accumulation Plan (“KECAP”). The KECAP is a defined contribution plan which allows participants to make pre-tax contributions and allows the Company to make discretionary contributions to the plan. The transfer of the participants out of the KESIP resulted in a settlement under SFAS No. 88 (“SFAS 88”), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” See “Note 9. Retirement Plans” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for more information.
(2)	The present value of the accumulated benefit is for the post-retirement medical benefits, discounted at 6% and assuming a retirement age of 60, which will be provided to the Named Executives and their spouses as part of their current KESIP agreements.
(3)

The payments during last fiscal year represent the settlement and transfer of the defined benefit amount from the KESIP to the KECAP and was based on the following assumptions: (i) a benefit commencement date equal to the later of age 60 or 10 years of service in the plan; (ii) 3% per year cost of living increases;

(iii) a discount rate of 7.00%; and monthly installments for the duration of the benefit. Additional KESIP information is disclosed in “Note 9. Retirement Plans” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	Mr. Zumwalt was fully vested in the KESIP and upon retirement would have received an annual benefit of $75,000, adjusted for an annual 3% cost of living increase after benefits commenced, for 15 years. This amount represents the present value of his accumulated benefit, which was settled and transferred to the KECAP.
(5)	Mr. Kenner resigned his position as President, PBSJ chief Operating Officer, and Member of the Board of Directors effective August 22, 2008 and received the present value of his accumulated benefit as part of his separation agreement.
(6)	Upon retirement, Mr. Paulsen would have received an annual benefit of $75,000 increased by $2,788 annually after age 56, until retirement or age 65, whichever came first, increased by 3% cost of living increase after benefits commenced, for 15 years. This amount represents the present value of his accumulated benefit, which was settled and transferred to the KECAP.
(7)	Upon retirement, Mr. Crumit would have received an annual benefit of $35,000 for 10 years. This amount represents the present value of his accumulated benefit, which was settled and transferred to the KECAP.

Non-qualified Defined Benefit Pension Plan

During fiscal year 2008, the Company maintained a two tiered noncontributory, unfunded, nonqualified defined benefit pension plan. The Key Employee Supplemental Option Plan (“KESOP”) is a two tiered plan that provides key officers and employees postretirement benefits. Tier one of the KESOP, known as the Key Employee Retention Program (“KERP”), provides an annual restricted stock award equal to five percent of the participant’s annual gross salary for a period of up to ten years. Benefits under the KERP vest at age 56 and after ten years of participation in the Plan and continuous service with the Company. Tier two of the KESOP, known as the Supplemental Income Program (“KESIP”), is an unfunded plan that provides participants with retirement income for a specified period of between 10 and 15 years upon retirement, death, or disability. Participants in the KESIP must also reach age 56, have ten years of participation in the Plan and had been continuously employed by the Company. The plan fixes a minimum level for retirement benefits to be paid to participants based on the participants’ position at the Company and their age and service at retirement. Mr. Zumwalt’s agreement includes an annual retainer for consulting services for a period of up to five years after retirement. Messrs. Zumwalt and Paulsen’s agreements also include provisions to receive post-retirement health benefits for the lives of themselves and their spouses as well as reimbursement for certain supplemental benefits.

Effective September 30, 2008, the KESIP was discontinued for all currently employed participants. The KESIP was replaced by the Key Employee Capital Accumulation Plan (KECAP). Unlike the KESIP, which was a defined benefit plan, the KECAP is a defined contribution plan that enables participants to make pretax deferrals of salary and bonus and receive a discretionary contribution from the company based on company performance. In its initial year, the KECAP will be made available to all officers of the Company (Vice President and higher). The present values of benefits under the KESIP were settled on September 30, 2008 and became the opening balances under the KECAP. The consulting, post-retirement health, and supplemental benefits portions of Messrs. Zumwalt and Paulsen’s KESIP agreements will be re-written as separate employment agreements to be in compliance with Internal Revenue Code section 409(A).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We executed an Offer of Employment with Donald J. Vrana that will require us to provide to him certain payments in the event of his termination of employment by the Company or a change in control of the Company. In order to illustrate the amount of this potential payment, the below table assumes that a triggering event with respect to Mr. Vrana occurred on September 30, 2008.

	Voluntary Termination	Involuntary Not For Cause Termination	Termination After a Change-in-Control
Payment Upon Termination (1)
Cash Severance	$0	$142,500	$142,500
Total:	$0	$142,500	$142,500

(1)	For purposes of this analysis, we assumed a base salary equal to $285,000. We are obligated to make a payment to Mr. Vrana in connection with the termination of his employment pursuant to the Offer of Employment, dated October 3, 2005. We are obligated to pay a lump sum payment equal to six months of Mr. Vrana’s current base salary if we terminate his employment without cause or for reasons related to a change in control. After January 1, 2009, Mr. Vrana’s base salary will increase to $290,500 and the cash severance upon termination without cause or a change of control after that date would be $145,250.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Review of Related Person Transactions

The Board’s policies regarding potential or actual related-person transactions and the determination of potential conflicts of interest are generally set forth in our Code of Conduct which is available on our internal website. The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer of the Company may have a direct or indirect material interest. The Audit Committee evaluates related-person transactions on a case-by-case basis and takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.

Related Person Transactions During Fiscal Year 2008

Throughout fiscal year 2008, we purchased $881 of products and services from PSMJ Resources, Inc. Frank A. Stasiowski, PSMJ Resources Inc.’s President and Chief Executive Officer, joined our Board of Directors in July 2005. Our Audit Committee did not review the PSMJ Resources, Inc. purchases since the overall amount was deemed immaterial.

Throughout fiscal year 2008, Mr. Phillip Searcy received payments from the Company totaling $128,166 in accordance with his Supplemental Income Plan which originated when Mr. Searcy was employed with the Company. Mr. Searcy left full-time employment with the Company in 1996 and joined our Board of Directors in July 2005.

We lease office space in a building which houses our Missoula, Montana operations from Cedar Enterprises, which is owned and controlled by Charlie K. Vandam. Mr. Vandam is a former owner of Land and Water Consulting, Inc., or LWC, which we acquired in February 2005, and a Senior Program Manager of the Company. The lease was assumed in connection with our acquisition of LWC. The rental cost of the space is $9,900 per month.

We lease office space in a building which houses our Helena, Montana operations from Prickly Pear Enterprises, which is owned and controlled by Paul Callahan. Mr. Callahan is a former owner of LWC and a Vice-President and Senior Division Manager of the Company. The lease was assumed in connection with our acquisition of LWC in February 2005. The rental cost of the space is $1,800 per month.

Related Person Transaction with Director Nominee

On December 15, 2008, we entered into a Stock Purchase Agreement, or the Purchase Agreement, among Judy Mitchell, who is one of our director nominees, John R. Stewart and Eduardo Vargas, which we collectively refer to as the Sellers, pursuant to which we agreed to purchase all of the issued and outstanding shares of capital stock of Peter R. Brown Construction, Inc., or PRBC, a Florida corporation, for an aggregate purchase price of $16.0 million, subject to certain adjustments described in the Purchase Agreement. The purchase price will consist of (i) $12.0 million in cash and (ii) $4.0 million of restricted shares of our common stock to be issued pursuant to our 2008 Employee Restricted Stock Plan. The closing of the transaction is expected to take place on or about December 31, 2008. The aggregate number of shares of common stock to be issued to the Sellers in connection with the transaction will be based on the price per share of our common stock as determined in accordance with the valuation as of September 30, 2008 prepared by independent valuation firms. However, if the valuation price is not determined as of the closing date of the transaction contemplated by the Purchase Agreement, then (i) for purposes of the closing, the valuation price for the shares will be $29.68 and (ii) the valuation price and the number of shares issued at closing will be adjusted accordingly upon the determination of the September 30, 2008 valuation to reflect the actual September 30, 2008 valuation. The closing of the transaction is subject to certain customary closing conditions, including among others, those relating to the accuracy of the representations and warranties on the closing date, no material adverse changes in the business or financial condition of PRBC or the Company, satisfaction of certain common stock valuation conditions, the delivery of certain ancillary agreements (including an escrow agreement for a portion of the purchase price consisting of $200,000 in cash and $1,000,000 in shares), the establishment of a surety program by PRBC with terms reasonably satisfactory to us, and entry into employment agreements by the Sellers. Of the consideration payable in the transaction, Ms. Mitchell is expected to receive approximately $4.0 million in cash and approximately 44,923 shares of our common stock, subject to adjustment as described above and as further set forth in the Purchase Agreement.

In connection with the transactions contemplated by the Purchase Agreement, PRBC agreed to enter into an Employment Agreement with Ms. Mitchell, to be effective as of the closing date of the transaction, pursuant to which she will act as the President of PRBC on a full-time basis. The Employment Agreement provides for an initial base salary of $260,000 per year, reviewable annually during the term of Ms. Mitchell’s employment. The base salary may be increased, but not decreased, in PRBC’s discretion. The base salary will also be increased, starting on January 1, 2010, and each anniversary thereafter until the date of termination of the Employment Agreement, based on the consumer price index. Under the Employment Agreement, Ms. Mitchell is also entitled to receive a performance-based bonus on each of December 31, 2009, 2010, and 2011 based on PRBC’s performance during each of the immediately preceding fiscal years. The target bonus amount is equal to $666,666 per fiscal year, two-thirds of which is based on PRBC’s achieving certain earnings targets, and one-third of which is based PRBC achieving certain targeted backlog amounts. Ms. Mitchell’s actual performance-based bonus, however, could be higher based on PRBC achieving certain earnings and backlog targets, and there is no cap on the amount of performance-based bonus payable to Ms. Mitchell. Ms. Mitchell will also be entitled to PRBC’s standard benefits package, as well as payment of certain additional insurance premiums, reimbursement of certain expenses, and payment of limited membership and association fees.

Upon a change of control (as defined in the Employment Agreement) of PRBC, PRBC is required to pay to Ms. Mitchell an amount equal to $666,666 multiplied by the number of years (rounded up in the case of a partial year) remaining in the initial term of the Employment Agreement, provided the Employment Agreement is terminated in connection with the change of control.

PRBC is entitled to terminate Ms. Mitchell’s employment upon her death, disability, and for cause (as defined in the Employment Agreement). PRBC may also terminate Ms. Mitchell’s employment without cause upon 30 days’ written notice. If Ms. Mitchell is terminated due to death, disability, or for cause, she is entitled to payment of her base salary through the date of termination, for certain benefits through the date of termination, and for reimbursement of accrued and unpaid expenses. If Ms. Mitchell is terminated without cause or she terminates her employment for “good reason” (as defined in the Employment Agreement), she is entitled to certain severance payments and benefits, including (a) continued payment of her base salary from the date of termination through December 31, 2011, and (b) continuation of certain insurance benefits. Further, if Ms. Mitchell terminates her employment for good reason or in certain other circumstances, PRBC is required to pay her an amount equal to $666,666 on the last calendar day of each year following the date of termination, through December 31, 2011. In certain circumstances, notwithstanding her termination, PRBC may also be required to continue to pay to Ms. Mitchell certain performance-related bonuses to which she would have otherwise been entitled, until December 31, 2011. The Employment Agreement terminates on December 31, 2011, unless earlier terminated in accordance with its terms. The Company has provided a guaranty of the full payment of the performance-based bonus payable by PRBC under the Employment Agreement, PRBC’s indemnification obligations, and payments owing by PRBC upon termination of the Employment Agreement.

For a period of two years following the later of (a) termination of the term of the Employment Agreement, (b) the date on which the last compensation payment is made, and (c) the last date on which Ms. Mitchell is employed by PRBC, with certain exceptions, the Employment Agreement restricts Ms. Mitchell from engaging in certain activities competitive to PRBC and its affiliates, including us, and from soliciting certain of PRBC’s and its affiliates’ employees, consultants, independent contractors, and customers, to terminate their relationship with PRBC or any of its affiliates.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Under our Bylaws, shareholders who wish to make proposals for the 2010 annual meeting of stockholders must cause the proposal to be received by us not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed this proxy, or for the 2010 annual meeting between September 30, 2009 and October 30, 2009. Shareholder proposals must include certain information concerning the proposal, the proponent and the proponent’s ownership of our common stock and must contain a representation that the proponent intends to appear in person or by proxy at the meeting to present the proposal. Shareholder proposals not meeting these requirements will not be entertained at the annual meeting. Our Secretary should be contacted at our principal executive offices to obtain additional information as to the proper form of a shareholder proposal. Shareholder proposals must comply with the requirements of our Bylaws, Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission. Proposals should be addressed to The PBSJ Corporation, 5300 West Cypress Street, Suite 200, Tampa, Florida 33607, Attention: Secretary.

By Order of the Board of Directors

Robert J. Paulsen, Secretary December 29, 2008

PROXY

THE PBSJ CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 24, 2009

The undersigned hereby appoints JOHN B. ZUMWALT III and ROBERT J. PAULSEN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The PBSJ Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The PBSJ Corporation to be held on Saturday, January 24, 2009, at the Atlanta Marriott Marquis, 265 Peachtree Center Parkway, Atlanta, Georgia 30303 at 10:00 a.m. (Eastern Standard Time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. Shareholders unable to attend in person are invited to participate by conference call. Callers should dial-in five to ten minutes before the meeting: Toll free
1-800-214-0694, Passcode 183774.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

SEE REVERSE FOR VOTING INSTRUCTIONS

ÚFOLD AND DETACH HEREÚ

COMPANY #

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on January 22, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/pbsj/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on January 22, 2009

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The PBSJ Corporation, c/o Shareholder Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received on or before January 23, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

							FOR	AGAINST	ABSTAIN
PROPOSAL 1. To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.					04	William D. Pruitt	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	John B. Zumwalt III	☐	☐	☐	05	Phillip E. Searcy	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

02	Judy A. Mitchell	☐	☐	☐	06	Frank A. Stasiowski	☐	☐	☐

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

03	Robert J. Paulsen	☐	☐	☐	07	Wayne J. Overman	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO

DIRECTION IS GIVEN WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

Address change? Mark Box ☐ Indicate changes below:

Signature	Signature	Dated	, 200_

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.